Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

GP Strategies Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-26261 and 333-123949) on Form S-8 and registration statements (Nos. 333-97531 and 333-110611) on Form S-3 of GP Strategies Corporation (the Company) of our reports dated March 4, 2009, with respect to the consolidated balance sheets of GP Strategies Corporation and subsidiaries, as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of GP Strategies Corporation.

Our report on the consolidated financial statements refers to the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007.

/s/ KPMG LLP

Baltimore, Maryland

March 4, 2009